UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           PARAGON TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $1.00
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69912T108
                             ----------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ X ]          Rule 13d-1(b)

           [   ]          Rule 13d-1(c)

           [   ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No.  69912T108                             Page   2    of     4   Pages
         ------------                                 ------      -------


 1           NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Emerald Advisers, Inc.
--------------------------------------------------------------------------------
 2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (See Instructions)

             (a)  ______
             (b)  ______
--------------------------------------------------------------------------------

 3           SEC USE ONLY
--------------------------------------------------------------------------------

 4           CITIZENSHIP OR PLACE OF ORGANIZATION

                      Pennsylvania
--------------------------------------------------------------------------------


                        5          SOLE VOTING POWER

                                     629,035  shares
      NUMBER OF         --------------------------------------------------------
       SHARES           6          SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       0  shares
        EACH            --------------------------------------------------------
      REPORTING         7          SOLE DISPOSITIVE POWER
       PERSON
        WITH                         940,735  shares
                        --------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                     0  shares
                        --------------------------------------------------------



9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             940,735  shares

--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             22.3 %
--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON (See Instructions)

             IA

--------------------------------------------------------------------------------

SCHEDULE 13G                                                         PAGE 3 OF 4



ITEM 1.

           (a)       The name of the issuer is Paragon Technologies, Inc.

           (b) The address of the issuer's principal executive office is 600 Kuebler Road, Easton,
                     Pennsylvania 18040.

ITEM 2.

           (a)       The name of the person filing is Emerald Advisers, Inc.

           (b) The address of the principal office of the person filing is 1703 Oregon Pike, Suite 101, Lancaster, Pennsylvania 17601.

           (c)       The state of organization is Pennsylvania.

           (d)       The title of class of security is common stock, par value
                     $1.00.

           (e)       The CUSIP number is 69912T108.

ITEM 3.

           The person filing is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.

           (a)       The amount beneficially owned is 940,735 shares.

           (b) The percent of class is 22.3% based on 4,221,635 shares issued and outstanding as of October 31, 2001 as reported in the Issuer's Form 10-Q for the period ended September, 30, 2001.

           (c)(i) The number of shares as to which Emerald Advisers, Inc. has sole voting power is 629,035.

           (c)(ii) The number of shares as to which Emerald Advisers, Inc. has shared voting power is 0.

           (c)(iii) The number of shares as to which Emerald Advisers, Inc. has sole dispositive power is 940,735.

           (c)(iv) The number of shares as to which Emerald Advisers, Inc. has shared dispositive power is 0.

ITEM 5.

           This statement is NOT being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

SCHEDULE 13G                                                         PAGE 4 OF 4


ITEM 6.

           Other persons have the right to receive and/or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

ITEM 7.

           Not applicable.

ITEM 8.

           Not applicable.

ITEM 9.

           Not applicable.

ITEM 10.

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      JANUARY 10, 2002
                                      ------------------------------------------
                                      Date

                                      /S/ SCOTT L. REHR
                                      ------------------------------------------
                                      Signature

                                      SCOTT L. REHR, EXECUTIVE VICE PRESIDENT
                                      ------------------------------------------
                                      Name/Title